Exhibit 99.1

Citigate Sard Verbinnen [Logo]

NEWS

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom Citigate Sard Verbinnen 212/687-8080

LADENBURG THALMANN FINANCIAL SERVICES
RECEIVES NOTIFICATION FROM AMEX REGARDING LISTING STATUS

     NEW YORK, NEW YORK, September 24, 2004 — Ladenburg Thalmann Financial Services Inc. (Amex: LTS) announced today that it has received notice from the American Stock Exchange (“Exchange”) indicating that it was below certain listing standards of the Exchange, specifically that the Company had sustained losses in three of its four most recent fiscal years with shareholders’ equity of less than $4 million, as set forth in Section 1003(a)(ii) of the Exchange’s Company Guide. The notification indicates that the Company has until October 4, 2004 to submit a revised plan advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with the Exchange’s continued listing standards by May 13, 2005.

     Upon receipt of the Ladenburg’s revised plan, which the Company anticipates filing with the Exchange prior to the October 4, 2004 deadline, the Exchange will evaluate the revised plan and make a determination as to whether the Company has made a reasonable demonstration in the revised plan of an ability to regain compliance with the continued listing standards, in which case the revised plan will be accepted. If accepted, the Company will be able to continue its listing during the remainder of the original plan period through May 13, 2005, during which time the Company will be subject to continued periodic review by the Exchange’s staff to determine whether it is making progress consistent with the revised plan. If the Company’s revised plan is not accepted, the Exchange could initiate delisting procedures against the Company.

     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; and Melville, New York. Ladenburg provides its services principally for middle market and emerging growth companies and high net worth individuals through a coordinated effort among corporate finance, capital markets, investment management, brokerage and trading professionals.

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